Exhibit 99.1
ADVENTRX COMPLETES ACQUISITION OF SYNTHRX
SAN DIEGO (April 11, 2011) — ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced that it has completed its acquisition of SynthRx, Inc., now a wholly owned subsidiary of ADVENTRX. SynthRx’s lead product candidate is a novel, proprietary, rheologic and antithrombotic compound, poloxamer 188, that ADVENTRX will develop as ANX-188.
“With ANX-188, we add to our pipeline another late-stage asset with multiple exciting development opportunities. We plan to meet with FDA this year to reach agreement on a protocol for a pivotal phase 3 study for treatment of sickle cell crisis in a pediatric population, an orphan indication,” said Brian M. Culley, Chief Executive Officer of ADVENTRX. “Because sickle cell crisis is a severe and painful condition often with life-threatening complications and for which existing drugs provide only limited symptomatic relief, there is a significant need to improve treatment options. Beyond sickle cell, ANX-188 may have clinical utility in other acute events related to microvascular-flow abnormalities, such as heart attack, stroke and hemorrhagic shock.”
As previously announced, ADVENTRX and SynthRx entered into a definitive merger agreement in February 2011, which was completed on April 8, 2011. In connection with the closing, ADVENTRX issued approximately 2.8 million shares of its common stock, of which 862,078 shares (or an approximately 3.3% ownership stake) are vested and approximately 1.9 million are unvested. The unvested shares will vest upon dosing of the first patient in a phase 3 clinical study meeting certain criteria, subject to reductions based on the timing of dosing of the first patient and the anticipated size of the study. SynthRx stockholders also are entitled to receive additional shares of common stock upon successful achievement of development milestones consisting of dosing of the first patient in a phase 3 clinical study meeting certain criteria (subject to reduction as described above), acceptance by the U.S. Food and Drug Administration (FDA) of a New Drug Application (NDA) and approval by the FDA of an NDA. Of the total shares issuable in connection with the acquisition, more than 75% are contingent upon the FDA accepting and approving an NDA covering ANX-188 to treat sickle cell crisis in children.
Should ADVENTRX’s stockholders not approve the issuance of the milestone-related shares as required by NYSE Amex listing standards, ADVENTRX would pay SynthRx’s stockholders in cash the value of the shares it otherwise would have issued, with the NDA acceptance and NDA approval milestone payments payable based on net sales of ANX-188 and all milestone payments payable in quarterly installments.
The investment banking firm Canaccord Genuity Inc. advised ADVENTRX and its Board of Directors in connection with the transaction. Beal Advisors advised SynthRx.
About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary product candidates. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding development opportunities and plans for ANX-188 and their timing, ANX-188’s ability to demonstrate clinical benefits for patients suffering from sickle cell crisis and other microvascular-flow abnormalities and the form of consideration payable to SynthRx’s stockholders. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: delays associated with the development of ANX-188, including identifying and qualifying contract manufacturers and contract research organizations and developing and reaching agreement with FDA regarding a pivotal phase 3 clinical study, including the potential for FDA to require additional nonclinical or clinical work prior to initiating the currently contemplated phase 3 clinical trial of ANX-188; the potential that the cost and time required to develop ANX-188 are greater than ADVENTRX’s current expectations; the risk that clinical study results do not support the safety and efficacy or the commercial viability of ANX-188; the potential that ADVENTRX’s stockholders do not approve the issuance of the milestone-related shares and ADVENTRX must pay the cash value of those shares, to the extent the milestones are achieved; the risk that ADVENTRX may not be able to integrate SynthRx’s assets successfully into its operations or that it may incur unexpected costs and disruptions to its business as a result of such integration; the risk that the neither the FDA nor any other regulatory agency approves a product based on ANX-188 or any other product candidate developed using technology acquired from SynthRx on a timely basis, or at all; the potential that ADVENTRX may require substantial additional funding to develop and commercialize ANX-188, and the risk that ADVENTRX may not be able to raise sufficient capital when needed, or at all; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.
You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals	Lippert/Heilshorn & Associates, Inc.
Ioana C. Hone (ir@adventrx.com)	Don Markley (dmarkley@lhai.com)
858-552-0866 Ext. 303	310-691-7100
# # #